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                                                                EXHIBIT 23.1

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-2 No. 333-XXXXX and the related Prospectus of Allegiant Bancorp, Inc. for the registration of 1,725,000 Preferred Securities of Allegiant Capital Trust I and approximately $17,250,000 of Fixed Rate Subordinated Debentures of Allegiant Bancorp, Inc. and to the inclusion and incorporation by reference therein of our report dated
January 21, 1999, with respect to the consolidated financial statements of Allegiant Bancorp, Inc. included in and incorporated by reference therein from its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

June 29, 1999
St. Louis, Missouri